Exhibit 4.33

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The portions of this document marked by XXXX have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

ADDENDUM TO THE SUBSCRIBER AGREEMENT

This Addendum (‘Addendum’) is made at Gurgaon dated 3rd August, 2017, by and between InterGlobe Technology Quotient Private Limited, a company incorporated under the under the Companies Act 1956, having its corporate office at Echelon Building, 4th Floor, Plot Number – 49, Sector 32, Gurgaon - 122001 (hereinafter referred to as “ITQ”) and Ibibo Group Private Limited, a company incorporated under the Companies Act 1956, having its registered office at UG-7, (Front Side) TDI Mall, Rajouri Garden, New Delhi - 110027 (hereinafter referred to as “Subscriber”).

ITQ and Subscriber are collectively referred to as the “Parties”.

Whereas the Parties entered into the “Subscriber Agreement” dated 3rd August, 2017 (“Original Agreement”).

The Parties have previously entered into the Original Agreement and have now agreed to enter into this Addendum to amend the Original Agreement. Except as set forth in this Addendum, the Original Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Addendum and Original Agreement, the terms of this Addendum shall prevail.

Accordingly, in consideration of the mutual agreements contained in this Addendum, the Parties agree as follows:

1.	The Productivity Incentives for Indigo Airlines for a Contract Year during the Term of this Agreement shall be calculated as per the following applicable rate:

Confidential Treatment Requested

The portions of this document marked by XXXX have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

Table A

Sr. No.	Segment Production	Incentives rate per Segment (USD) on the basis of Share of Wallet in a Contract Year
		XXXX	XXXX	XXXX
i.	XXXX	XXXX	XXXX	XXXX
2.

The Productivity Incentives for XXXX shall be calculated by multiplying the Incentive with (i) All Segments excluding Indigo Segments which are generated by the Subscriber on the Galileo System where such Segments are equal to/less than XXXX Segments or (ii) XXXX Segments generated by the Subscriber on the Galileo System where the Segments excluding XXXX Segments is greater than such Segments. The Parties may refer to the illustration below for the purpose of understanding clause 3:

Total Segments generated by Subscriber on Galileo	Segments on International/ UK/9W/AI	Segments on XXXX	Payment on XXXX Segments
XXXX	XXXX	XXXX	XXXX
XXXX	XXXX	XXXX	XXXX
XXXX	XXXX	XXXX	XXXX

3.

Notwithstanding anything to the contrary contained in the Original Agreement in case of content not being made available on parity basis from XXXX on the Galileo System, for purposes of ITQ’s liability to pay Productivity Incentive on XXXX Bookings to the Subscriber under the Original Agreement, it will be deemed as if the bookings made by the Subscriber have been made on the Galileo System.

4.	This Addendum will be effective from 1st August, 2017.

{Signature Block on next page}

Confidential Treatment Requested

The portions of this document marked by XXXX have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF THE PARTIES HERETO HAVE EXECUTED THIS ADDENDUM ON THE DATE AND YEAR FIRST HERE IN ABOVE WRITTEN.

InterGlobe Technology Quotient Private Limited	For Ibibo Group Private Limited

Authorized Signatory	Authorized Signatory